Exhibit 10.6

[RINGCENTRAL LETTERHEAD]

March 31, 2008

To: Praful Shah

Re: Offer Letter

Dear Praful,

It is my pleasure to offer you a full time position with RingCentral, Inc., a California corporation (the “Company” or “RingCentral”), as Vice President-Strategy (“VPS”), reporting to me. Your initial responsibilities will be to establish a comprehensive messaging platform that would position RingCentral as undisputed leader in field unified communications for small businesses. You will also manage and drive all strategic corporate communications, including managing relations with analysts, business press, strategic customers, investors, and other key influencers. As a senior member of the executive staff you will be acting as a strategic advisor to the CEO. You may also be asked from time to time to take ownership of various tasks and projects that would be commensurate with your experience and Company’s needs.

Your starting compensation plan will be as follows:

•	Salary. Annual gross base salary of $220,000 per year (subject to standard withholding and payroll deductions), payable semi-monthly in accordance with the Company’s payroll policies.

•	MBO Performance Bonus.

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On a quarterly basis, you shall be eligible to receive a management-by-objective (MBO) bonus in the target gross amount of $15,000 per quarter ($60,000 per year). Half of your target quarterly MBO bonus will be based on Company MBO milestones and half will be based on individual MBO milestones. The Company MBOs are set forth in the Company’s business plan. Initially, your individual MBOs will be set by mutual agreement on or before April 15; thereafter, your individual MBOs will be set by mutual agreement on or before the beginning of each quarter. The amount paid out each quarter will be based on the extent to which the Company and you have achieved those milestones.

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On or before the 15th day of each fiscal quarter, you and the Company will meet, confer and mutually agree in writing on your individual quarterly MBO performance milestone(s). The Company’s MBO performance milestone(s) will be set by the board at the beginning of each calendar year.

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All MBO performance bonuses shall be paid on a quarterly basis within 15 days after the end of each fiscal quarter. At the end of each quarter you will deliver to the Company a written summary showing in reasonable detail the extent to which your milestone(s) were satisfied in the applicable fiscal quarter. At the end of each quarter the Company will deliver to you a written summary showing in reasonable detail the extent to which the Company’s milestone(s) were satisfied in the applicable fiscal quarter. If the Company and you disagree about whether an MBO milestone has been achieved, you and the Company shall promptly meet and confer in good faith to attempt to resolve the matter on mutually agreeable terms.

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Stock Options. Subject to board approval, you will be issued 486,292 stock options, which stock options are equal to one percent (1.0%) of the fully-diluted capital stock of the Company. The exercise price of the stock options will be equal to the fair market value per share of the Company’s common stock on the date of grant. The Company is in the process of completing a 409A valuation and your stock option grant will be approved at the Board meeting immediately following the completion of the 409A valuation. Your stock options shall be subject to the terms of the Company’s 2003 Equity Incentive Plan (the “2003 Plan”). All of your stock options shall vest over a 4-year vesting schedule as follows: provided you remain an employee of the Company, 25% of the stock options shall vest on the first anniversary of your employment start date, and the remaining options shall vest in equal installments at the rate of 1/48th per month on a monthly basis thereafter. Subject to applicable law, your stock options will be issued as incentive stock options.

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Double-Trigger Stock Option Vesting Acceleration. If the Company consummates a “Change of Control (defined below) and (i) you are terminated by the Company within 60 days prior to the Change of Control and/or not hired by the surviving / successor entity, or (ii) within 12 months after the Change of Control, your employment is terminated by the successor/surviving company without cause or you terminate your employment with the successor/surviving company for “Good Reason” (defined below), then one hundred percent (100%) of your then unvested stock options shall immediately vest in full and be exercisable on your termination date.

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“Change of Control” means the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50% ) of the Company’s voting power is transferred, but excluding in the case of (A) and (B) (x) any consolidation or merger effected exclusively to change the domicile or state of incorporation of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

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“Good Reason” means any of the following actions taken by the Company or a successor corporation or entity without your consent: (i) reduction of more than 5% of your rate of compensation; (ii) material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from your prior duties; or (iii) relocation of your principal place of employment to a place greater than 50 miles from the Company’s then-principal executive offices.

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Benefits. You will be eligible to participate in the Company’s standard health benefits plan and will be provided with 10 Company holiday-vacation days and 15 days of paid-time off in accordance with the Company’s policies for other employees of your position. Please note that the Company has contracted with an outsourced HR service provider to handle and administer the Company’s accounting, payroll, benefits, vacation/paid-time off and other administrative matters. When you begin employment, you will be provided with a complete description of these Company policies. Also, because of the co-employment nature of the relationship between the Company and the HR service provider, you may also be required to sign the HR service provider’s standard form of employment contract and any other administrative forms required by the HR service provider.

As a condition of your employment, you will need to sign our standard employee invention assignment and confidentiality agreement (“PIIA”).

For purposes of federal immigration law, you may be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. You must provide such documentation to us within three (3) business days of request as a condition of this offer and of your employment. Your failure to comply with this condition gives us the right to immediately terminate our employment relationship with you.

Your continual employment with the Company at all times is strictly “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. In case of any such termination, the Company is under no obligation to pay you a severance and the Company shall have no outstanding obligations to you except your right to exercise your then-currently vested stock options in accordance with 2003 Plan. This at-will employment relationship cannot be changed except in writing, signed by the Chief Executive Officer of the Company.

Notwithstanding the foregoing, in the event of an involuntary termination of your employment by the Company without “cause” (as defined below) at any time after October 7, 2008, you will be entitled to severance compensation equal to six (6) month’s base salary and all stock options that would have vested if you had remained employed by Company in the 6 month period following such involuntary termination without cause shall become immediately vested and exercisable. All severance shall be paid over six months in accordance with the Company’s payroll procedures. For purposes of this paragraph, “cause” means (i) conviction of a felony or any crime involving moral turpitude or dishonesty , (ii) a willful and substantial violation of the Company’s corporate policies, including but not limited to the Company’s Code of Conduct or similar policy(s) described in the Company’s employee handbook, or (iii) your material failure to perform your duties and responsibilities to the Company that has not been cured within fifteen (15) days after written notice from the Company, or (iv) a material breach of the PIIA

In the unlikely event of a dispute between Company and you arising out of or related to your employment, including any matter related to the stock options, or the termination of your employment for any reason whatsoever, we each agree to submit our dispute to binding arbitration in the County of San Mateo, California under the Federal Arbitration Act if we are unable to resolve the dispute after meeting and conferring in good faith within 45 days. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. The Company will pay all of the arbitration costs. In the event of arbitration, the Company will pay all costs and fees of the arbitration, including your arbitration fees and costs. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to your rights under the California Workers’ Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.

Your employment start date shall be April 7, 2008.

If not accepted in writing, this offer will expire in its entirety at 5:00 p.m. (PST) on April 2, 2008.

Praful, I really look forward to working with you and taking this Company to the next level together. This is a key executive position, and we have high hopes that you will contribute in a very tangible and visible manner to our growth.

Sincerely,	ACCEPTED

/s/ Vlad Shmunis Vlad Shmunis	/s/ Praful Shah Praful Shah
CEO
RingCentral, Inc.	Date: March 31, 2008